                                                    ---------------------------
                                                            OMB APPROVAL
                                                    ---------------------------
--------                                            OMB Number:  3235-0104
 FORM 3                                             Expires: September 30, 1998
--------                                            Estimated average burden
                                                    hours per response .... 0.5
                                                    ---------------------------

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                 Section 17(a)
      of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


-----------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person   2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
    Swamp Hall Properties, L.P.               Statement                     Trading Symbol                      of Original
----------------------------------------      (Month/Day/Year)              The St. Joe Company JOE             (Month/Day/Year)
     (Last)     (First)     (Middle)            12/17/1998               ------------------------------------      1/28/1999
    1600 Rockland Road                     ----------------------------  5. Relationship of Reporting        7. Individual or
----------------------------------------   3. IRS or Social Security          Person to Issuer                  Joint/Group
             (Street)                         Number of Reporting           (Check all applicable)              Filing Check
                                              Person (Voluntary)         _____ Director   __X__ 10% Owner       Applicable Line)
    Wilmington,      DE        19803          51-0385890                 _____ Officer    _____ Other (specify  --Form filed by one
--------------------------------------     ----------------------------  (give title below)     below)            Reporting Person
      (City)      (State)      (Zip)                                                                            X Form filed by
                                                                                                                --more than One
                                                                                                                  Reporting Person
                                                                               ---------------------------
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                                                            TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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    Common Stock                                 52,068,936                          D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                                               (Print or Type Responses)             SEC 1473 (7/96)


FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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   Options (right to buy)        (1)       5/13/08       common shares   4000          $33.25           D
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Explanation of Responses: * * * See Attached
                                                                                     /s/ Swamp Hall Properties, L.P.
**Intentional misstatements or omissions of facts constitute Federal Criminal        -------------------------------   -------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             **Signature of Reporting Person        Date

Note. File three copies of this Form, one of which must be manually signed.                                           Page 2
  If space provided is insufficient, See Instruction 6 for procedure.                                             SEC 1473 (7/96)
                                                                                     By:    John F. Porter, III
(1) The options become exerciseable in three equal installments over                 Title: President of The Rockland Company
    three years, with the first group becoming exercisable on 5/11/99,                      Managing General Partner of Swamp Hall
    the second group on 5/11/00, and the third group on 5/11/01.                            (Duly Authorized Representative)



     *** Attachment to Form 3 Filed by Swamp Hall Properties, L.P. Reporting Beneficial Ownership of Shares of Common Stock of The St. Joe Company





Dated January 28, 1999

Explanation of Response: Pursuant to Instruction 5(b)(v) of the General Instructions to Form 3, Swamp Hall Properties, L.P. (the "Partnership") is the Reporting Person. The Alfred I. duPont Testamentary Trust (the "Trust") is the sole limited partner of the Partnership and owns all of the outstanding stock in the corporate general partner of the Partnership. The Trust contributed the shares of common stock of The St. Joe Company (the "Issuer") with respect to which the Partnership is filing this Form 3, together with certain other assets, in exchange for the entire limited partnership interest in the Partnership. The Trustees of the Trust also constitute all of the directors of the Nemours Foundation (the "Foundation"), which also directly and beneficially owns shares of common stock of the Issuer. The options (right to buy) 4000 shares of Common Stock of the Issuer consist of options to purchase 2000 shares of Common Stock of the Issuer granted individually to each of Winfred L. Thornton, a Trustee, and Jacob C. Belin, a Trustee, each of whom is also a director of the Issuer, pursuant to the St. Joe Company 1998 Stock Incentive Plan. The beneficial ownership of the common stock of the Issuer by the Trust, the Trustees and the Foundation was reported on a Form 4 previously filed with the Commission on March 10, 1998. The transact pursuant to which the Trust contributed to the Partnership shares of common stock of the Issuer owned directly by the Trust effects only a change in the form of beneficial ownership by the Trust from direct to indirect and this is exempt from Section 16 of the Securities
Exchange Act of 1934 pursuant to Rule 16a-13 thereunder.

                                     ******
                         NAMES/ADDRESSES OF GROUP FILERS


Swamp Hall Properties, L.P.                                                    John F. Porter
1650 Prudential Drive, Suite 300                                               1650 Prudential Drive, Suite 300
Jacksonville, FL 32207                                                         Jacksonville, FL 32207

Winfred L. Thornton                                                            Herbert H. Peyton
1650 Prudential Drive, Suite 300                                               1650 Prudential Drive, Suite 300
Jacksonville, FL 32207                                                         Jacksonville, FL 32207

Jacob C. Belin                                                                 Alfred I. duPont Testamentary Trust
1650 Prudential Drive, Suite 300                                               1650 Prudential Drive, Suite 300
Jacksonville, FL 32207                                                         Jacksonville, FL 32207

William T. Thompson III                                                        The Nemours Foundation
1650 Prudential Drive, Suite 300                                               1650 Prudential Drive, Suite 300
Jacksonville, FL 32207                                                         Jacksonville, FL 32207

Hugh M. Durden
1650 Prudential Drive, Suite 300
Jacksonville, FL 32207






FORM 3                                                               PAGE 3 OF 6
SWAMP HALL PROPERTIES, L.P.

                          SIGNATURES

                                 Swamp Hall Properties, L.P.


                                 By: /s/ John F. Porter, III
                                    --------------------------------------------
                                 John F. Porter, III, President
                                 The Rockland Company,
                                 managing general partner of
                                 Swamp Hall Properties, L.P.
                                 (Duly Authorized Representative)

                                                     2/22/00
                                 -----------------------------------------------
                                                      (Date)

                                                /s/ W. L. Thornton
                                 -----------------------------------------------
                                                    (Signature)


                                                Winfred L. Thornton
                                 -----------------------------------------------
                                                      (Name)

                                                     2/22/00
                                 -----------------------------------------------
                                                      (Date)

                                                /s/ Jacob C. Belin
                                 -----------------------------------------------
                                                    (Signature)


                                                  Jacob C. Belin
                                 -----------------------------------------------
                                                      (Name)

                                                     2/22/00
                                 -----------------------------------------------
                                                      (Date)

                                              /s/ William T. Thompson
                                 -----------------------------------------------
                                                    (Signature)


                                                William T. Thompson
                                 -----------------------------------------------
                                                      (Name)





FORM 3                                                               PAGE 4 OF 6
SWAMP HALL PROPERTIES, L.P.

                                                     2/22/00
                                 -----------------------------------------------
                                                      (Date)

                                                /s/ Hugh M. Durden
                                 -----------------------------------------------
                                                    (Signature)


                                                  Hugh M. Durden
                                 -----------------------------------------------
                                                      (Name)

                                                     2/22/00
                                 -----------------------------------------------
                                                      (Date)

                                              /s/ John F. Porter, III
                                 -----------------------------------------------
                                                    (Signature)


                                                John F. Porter III
                                 -----------------------------------------------
                                                      (Name)

                                                     2/22/00
                                 -----------------------------------------------
                                                      (Date)

                                               /s/ Herbert H. Peyton
                                 -----------------------------------------------
                                                    (Signature)


                                                 Herbert H. Peyton
                                 -----------------------------------------------
                                                      (Name)

                                                     2/22/00
                                 -----------------------------------------------
                                                      (Date)


                                        Alfred I. DuPont Testamentary Trust
                                 -----------------------------------------------
                                                  (Name of Trust)

                                                 /s/ W. L. Thornton
                                 -----------------------------------------------
                                                    (Signature)


                                                Winfred L. Thornton
                                 -----------------------------------------------
                                                      (Name)


                                                     Chairman
                                 -----------------------------------------------
                                                      (Title)


FORM 3                                                               PAGE 5 OF 6
SWAMP HALL PROPERTIES, L.P.

                                                     2/22/00
                                 -----------------------------------------------
                                                      (Date)


                                              The Nemours Foundation
                                 -----------------------------------------------
                                               (Name of Foundation)

                                                /s/ Jacob C. Belin
                                 -----------------------------------------------
                                                    (Signature)


                                                  Jacob C. Belin
                                 -----------------------------------------------
                                                      (Name)


                                                     Chairman
                                 -----------------------------------------------
                                                      (Title)


FORM 3                                                               PAGE 6 OF 6
SWAMP HALL PROPERTIES, L.P.